Exhibit 10.1

Peet’s Coffee & Tea, Inc.

Non-Employee Director Compensation Plan

Adopted May 11, 2012

Purpose

This Non-Employee Director Compensation Plan is intended to promote the interests of Peet’s Coffee & Tea, Inc. Company (the “Company”) by providing the Non-Employee Directors of the Company with incentives and rewards that encourage superior oversight, growth and protection of the business of the Company.

Annual Cash Retainers

Board Membership. Non-Employee Directors will receive an annual cash retainer of $45,000.

Chairpersons. The Chairperson of the Board (or, in the event the Chairperson of the Board is not a Non-Employee Director, the Lead Director) will receive an additional annual retainer of $10,000; the Chairperson of the Audit Committee will receive an additional annual retainer of $10,000; the Chairperson of the Compensation Committee will receive an additional annual retainer of $10,000; and the Chairperson of the Nominating and Corporate Governance Committee (Corporate Governance Committee) will receive an additional annual retainer of $7,500. The Chairperson of any special committee established by the Board will receive an additional annual retainer, if any, as determined by the Board of Directors.

Committee Membership. Non-Employee Directors who are members of the Audit Committee (but not the Chairperson thereof) will receive an additional annual retainer of $5,000; Non-Employee Directors who are members of the Compensation Committee (but not the Chairperson thereof) will receive an additional annual retainer of $5,000; and Non-Employee Directors who are members of the Nominating and Corporate Governance Committee (but not the Chairperson thereof) will receive an annual retainer of $5,000. Non-Employee Directors who are members of any special committee established by the Board (but not the Chairperson thereof) will receive an additional annual retainer, if any, as determined by the Board of Directors.

Payment. Payment of annual retainers will be made in cash in advance on approximately a quarterly basis following in-person regular meetings of the Board of Directors, based on the Board and Committee membership in effect immediately following the applicable meeting of the Board. By way of clarification of the foregoing, based on the schedule of regular meetings of the Board of Directors as of May 11, 2012, the retainer amount for June, July and August is expected to be paid following the regular meeting of the Board of Directors in May; the amount for September, October and November is expected to be paid following the regular meeting of the Board of Directors in September; the amount for December, January and February is expected to be paid following the regular meeting of the Board of Directors in December; and the amount for March, April and May is expected to be paid following the regular meeting of the Board of Directors in March.

Non-Employee Directors elected or appointed to the Board between such in-person regular meetings of the Board of Directors will not receive a payment until the first regular quarterly payment date following their election or appointment.

Equity Compensation

Annual Grant (Options). Non-Employee Directors will receive an annual stock option grant pursuant to the terms of the Peet’s Coffee & Tea, Inc. Amended and Restated 2000 Non-Employee Director Stock Option Plan, as such plan may be amended from time to time in accordance with the terms thereof (the “Option Plan”).

Initial Grant (Restricted Stock Units). Each Non-Employee Director who is elected or appointed for the first time to be a Non-Employee Director after May 11, 2012 automatically shall receive, upon the first Trading Day following the date of his or her initial election or appointment to be a Non-Employee Director by the Board or shareholders of the Company (whichever date is applicable), $180,000, payable in restricted stock units (RSUs). Such RSUs shall be issued pursuant to the Peet’s Coffee & Tea, Inc. 2010 Equity Incentive Plan, or any subsequent Company stock incentive plan adopted by the Board of Directors and approved by the shareholders, and the applicable RSU agreement in effect from time to time. The number of shares of Common Stock payable pursuant to such RSUs will be determined by dividing the equity compensation dollar amount ($180,000) by Average Fair Market Value of a share of Common Stock (as such terms are defined in the Option Plan), rounded up to the next whole share.

Subject to the terms of the applicable RSU agreement in effect from time to time, the RSUs will vest over three years from the date of grant, with vesting dates as to the applicable pro-rata portion on the three annual meeting dates following election or appointment (as applicable) and the remainder vesting on the three-year anniversary of the date of grant; provided, however, that Non-Employee Directors whose continuous service terminates between such vesting dates shall, upon such termination, vest in a pro-rata portion of the units that would have vested upon the next applicable vesting date; and provided further, however, in the event of a Corporate Transaction (as such term is defined in the Option Plan), the RSUs shall vest in full.

Travel Reimbursement

The Company will reimburse Non-Employee Directors for travel expenses to and from Board meetings and incurred in connection with other Company business pursuant to the Company’s travel policy, as in effect from time to time.

Reimbursement Procedures. Non-Employee Directors should submit all requests for reimbursement to the Executive Assistant and Manager, Administration. Reimbursement requests should include original receipts for all expenses exceeding $25. Further, if reimbursement is requested for travel to an event other than a Board or Committee meeting, a business explanation for the travel should be included. The Chief Financial Officer shall review and approve all Non-Employee Director expense reimbursement requests.

Effectiveness

This Non-Employee Director Compensation Plan is effective commencing the second quarter of the Company’s fiscal 2012.

Amendments or Modifications

The foregoing sets forth the Company’s current compensation plan for Non-Employee Directors of the Board of Directors. The Board of Directors may, at any time, amend or modify this plan in whole or in part.

Administration

This plan shall be administered by the Compensation Committee of the Board of Directors. The Compensation Committee also shall have the discretion to submit for approval by the Board of Directors any amendments or modifications to this plan.